Exhibit F-1

                                          December 14, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Application on Form U-1 of Enron Corp. et al, SEC File No. 70-10239
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Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the above-referenced application (the "Application")./1 The Application was submitted by Enron Corp. ("Enron"), an Oregon corporation and a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("Act")./2 Specifically, the Application seeks: (i) authorization for the sale of Enron's electric public utility subsidiary, Portland General Electric Company ("Portland General") to Oregon Electric Utility Company, LLC ("Oregon Electric"), as described in the Application, and (ii) an order under Section 5(d) of the Act declaring that, effective immediately upon the consummation of such sale, Enron would no longer be a registered holding company under the Act.

     As General Counsel of Enron, I deliver this opinion to you for filing as Exhibit F-1 to the Application. I am a member of the bar of Texas. I am not a member of the bar of any other state of the United States, including states in which Enron and certain of Enron's subsidiaries are organized and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, as described herein, I have relied on advice from counsel employed or retained by Enron with respect to matters under the laws of states other than Texas, and on advice from the firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. with respect to matters under the Act.

     In connection with this opinion letter, I or other attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Enron and its subsidiary companies, certificates of public officials, certificates of officers and representatives of Enron and its subsidiary companies, and such other


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1/ Any terms used in this opinion have the same meanings assigned to them in the
Application.

2/ Enron and certain of its subsidiaries are Reorganized Debtors under chapter 11 of the Bankruptcy Code. The debtors have filed a chapter 11 plan ("Plan") and related disclosure statement with the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"), which Plan has been confirmed. The Effective Date of the Plan occurred on November 17, 2004. Portland General is not in bankruptcy.


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Securities and Exchange Commission
December 14, 2004
Page 2


documents or other records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to such opinions, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In addition, the opinions expressed herein are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Application and the Commission's orders;

     b. The transactions proposed in the Application shall have been duly authorized and approved to the extent necessary by the Bankruptcy Court, and, as the case may be, by the Enron board of directors;

     c. The transactions proposed in the Application shall have been, to the extent applicable, consummated in accordance with the Plan and Disclosure Statement and the Bankruptcy Court order approving the sale of Portland General to Oregon Electric;

     d. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transactions under the Application shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

     e. Enron shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

     f. No act or event, including but not limited to changes in laws or regulations and changes in, or new facts, shall have occurred subsequent to the date hereof which would necessitate a change in the opinions expressed below.


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Securities and Exchange Commission
December 14, 2004
Page 3


     Further, this opinion is provided on the basis of information and records believed to be substantially accurate, which have been compiled to the best of our abilities under the circumstances. However, the commencement of Enron's bankruptcy was followed by the dismissal of its auditors, investigations by numerous state and federal agencies, and the filing of numerous lawsuits. A significant number of Enron's employees were terminated from their positions or left the company voluntarily for employment elsewhere, and many of Enron's subsidiaries and assets have been sold, wound down, and/or closed. All these factors have caused significant disruption at Enron and, therefore, it is impossible to determine with certainty that we have reviewed all information and records that are material to the transactions discussed herein.

     The transactions proposed in the Application will occur in conjunction with the implementation of the Plan and will be implemented as authorized by the Bankruptcy Court. In addition, as a general matter, all transactions entered into by Enron are subject to internal legal and business reviews. The objective of this process is to assure that applicable law is complied with and that the transactions benefit the Debtors' chapter 11 estates and the creditors of such estates. In that connection, as of the date hereof, Enron employs approximately 90 in-house counsel (including contract attorneys) located in its headquarters and in its several business units located in the United States and overseas. Enron supplements such counsel with local counsel and specialists in various areas of the law as necessary to assure that the legal review of proposed transactions is thorough and that such transactions are conducted in accordance with applicable law.

     Given the broad scope of Enron's operations, the number of entities in the Enron group (approximately 1,400) and the complexity of some of the corporate and financial structures that Enron had used to hold and finance various assets and companies, it is impossible to state in advance with certainty that in each and every case all applicable laws will be observed. However, there is a very low likelihood that any material transaction entered into would not comply with applicable law. The transactions contemplated in the Application are subject to the authorization of the Bankruptcy Court./3 In addition, as a Reorganized Debtor under chapter 11, any transaction that Enron would enter into beyond the scope of the Plan also would be submitted to the Bankruptcy Court for approval. Prior to submission to the Bankruptcy Court if required, material transactions are reviewed by an Enron transaction review committee and Enron's board of directors. These reviews follow the reviews conducted by persons in the affected businesses units with responsibility for the legal, tax and operational aspects of such businesses. Each principal business unit has its General Counsel and legal staff that is charged with maintaining the company's compliance with applicable law. This review process is formalized. A written Deal Approval Sheet ("DASH") is


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3/ The Bankruptcy Court authorized the sale of Portland General to Oregon
Electric. Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Bankruptcy Rule of Bankruptcy Procedure 6004 (A) Authorizing and Approving the Terms and Conditions of Agreement for the Sale of the Stock of Portland General Electric Company and (B) Authorizing the Consummation of the Transactions Contemplated Therein, Docket No. 16019, In re Enron Corp., et al., Chapter 11 Case No. 01-10634-(AJG), February 5, 2004 (U.S. Bankruptcy Court, S.D.N.Y.).


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Securities and Exchange Commission
December 14, 2004
Page 4


prepared for each material transaction. The DASH summarizes the key aspects of the proposed transaction and indicates that the transaction was submitted to the appropriate legal and other reviews prior to implementation and prior to its submission to the transaction review committee, the board of directors, or the Bankruptcy Court for approval.

     Based on the process described above, and subject to such qualifications discussed herein, I am reasonably confident that the transactions proposed in the Application would be conducted in accordance with applicable law. In particular, it is my belief that Enron will take all reasonable measures to assure that:

     a. All state laws applicable to Enron in connection with the transactions proposed in the Application will be complied with at the time Enron undertakes such transactions; however, I express no opinion as to the need to comply with state blue sky laws;

     b. Enron is validly organized and duly existing in Oregon, its state of incorporation;

     c. The Portland General stock to be sold in connection with the transactions proposed in the Application will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     d. The consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by Enron or any subsidiary or affiliate company thereof.

     This opinion is solely for your use in connection with your consideration of the above-referenced application, and may not be relied upon by you for any other purposes and may not be relied upon by others for any purpose. I hereby consent to the use of this opinion as an exhibit to the Application.


                                              Very truly yours,


                                              /s/ Robert H. Walls, Jr.
                                              ---------------------------
                                              Robert H. Walls, Jr.
                                              General Counsel for Enron Corp.